Exhibit 10.5
NORTHFIELD BANK
2007 EXECUTIVE INCENTIVE COMPENSATION
Northfield Bank (the Bank) has adopted the following guidelines for the 2007 Executive Incentive Compensation Plan (the Plan).
(1)	Bank executives (executive vice president and above) are defined as Participants in the Plan and are eligible for base awards based upon the guidelines detailed below.

(2)	The maximum base award is 10 percent of an individual executive’s base salary.

(3)	The Compensation Committee has the discretion to recommend additional bonus payments for individual performance that is deemed to warrant additional recognition.

(4)	The Compensation Committee will review Participant performance and recommend all base awards and discretionary bonus payments for approval by the Board of Directors.
Budgeted net income will be based upon the board approved budget and actual results may be adjusted, at the discretion of the Compensation Committee, for unusual or non-recurring items. Actual results will be adjusted by the affect of the IPO proceeds and related charges on 2007 net income, as such amounts were not considered in the preparation of the 2007 board approved budget.
(5)	The Bank’s performance goals, with the provided weighting in the evaluation, are listed below. Detailed items after each goal are key initiatives to attain the goal.
1.	Removal of 2005 regulatory agreement (10% weighting)
a.	Attain a satisfactory Safety and Soundness Examination-Alexander, Doherty, Widmer, Klein

b.	Formalize a company-wide training program for BSA/AML- Widmer

c.	Enhance BSA policies and procedures for updated regulatory guidance.-Widmer

d.	Automate of BSA monitoring processes-Widmer
2.	Attainment of 2007 net income at or better than 90% of board approved budget (70% weighting)
a.	Evaluate Branch Staffing Efficiency — Widmer

b.	Established goals and targets for checking deposit and Invest product sales- Widmer, Alexander

c.	Maintain deposit product pricing disciplines-Alexander, Klein, Doherty, Widmer

d.	Expand Product Offerings- Demand Money Market Accounts-Widmer, Alexander
3.	Completion of the Initial Pubic Offering (10% weighting)
a.	Draft and review of S-1 Prospectus-Klein, Alexander, Doherty Widmer

NORTHFIELD BANK
2007 EXECUTIVE INCENTIVE COMPENSATION
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b.	Implement Stock Employee Benefit Plans (ESOP and 401(k)-Alexander, Klein, Doherty, Widmer

c.	Revise Charters and By-Laws-Alexander, Klein, Doherty, Widmer

d.	Establish Charitable Foundation-Alexander, Klein, Doherty, Widmer

e.	Manage of Due Diligence Process-Widmer, Klein, Alexander, Doherty

f.	Develop public company reporting infrastructure-Klein, Doherty, Widmer, Alexander

g.	Develop Stock Information Center-Widmer, Klein

h.	Review of Regulatory Business Plan-Alexander, Doherty, Klein, Widmer
4.	Formalization of Strategic business plan (10% weighting)
a.	Open Brooklyn Branch- Alexander, Widmer, Doherty, Klein

b.	Create Staff Position for Corporate Governance and Investor Relations-Alexander, Klein

c.	Create new Home Equity Loan Department-Doherty

d.	Develop policies and procedures to implement regulatory guidance on commercial real estate concentration guidance-Doherty

e.	Automate credit administration function-Doherty

f.	Develop and Implement Remote Deposit Capture-Widmer, Alexander, Doherty, Klein

g.	Identify de novo branch locations-Alexander, Widmer, Doherty, Klein

h.	Identify appropriate space for corporate headquarters- Alexander, Widmer, Doherty, Klein
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